Exhibit 99.1

FABRICATOR GROUP

AUDITED COMBINED FINANCIAL STATEMENTS

Independent Auditors’ Report

To the Board of Directors of Corus Group plc

We have audited the accompanying combined balance sheets of the Fabricator Group as of 31 December 2005 and 2004, and the related combined income statements, combined statements of recognised income and expense, and cash flows statements, for each of the two years in the period ended 31 December 2005. These combined financial statements are the responsibility of the directors of Corus Group plc and the management of the Aluminium Division of Corus Group plc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors of Corus Group plc and the management of the Aluminium Division, as well as evaluating the overall combined financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the combined financial statements present fairly, in all material respects, the financial position of the Fabricator Group at 31 December 2005 and 31 December 2004, and the results of its operations and cash flows for the years ended 31 December 2005 and 31 December 2004 in conformity with International Financial Reporting Standards as adopted by the European Union.

As discussed in the ‘Presentation of combined financial statements and accounting policies’, the Fabricator Group was an integrated businesses of Corus Group plc throughout the two years in the period ended 31 December 2005. The financial position, results of operations and cash flows of the Fabricator Group could differ from those that would have resulted had the Fabricator Group operated autonomously or as an entity independent from Corus Group plc.

As described in the ‘Presentation of combined financial statements and accounting policies’, the Fabricator Group has adopted the new accounting standards IAS 32, ‘Financial Instruments: Disclosure and Presentation’ and IAS 39 ‘Financial Instruments: Recognition and Measurement’ as of 2 January 2005. The change has been accounted for prospectively from 2 January 2005.

International Financial Reporting Standards as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 36.

/s/ PricewaterhouseCoopers LLP
London, England
2 June 2006

Fabricator Group

Combined Income Statement

(€ in millions)

For the years ended 31 December	Note	2005	2004
Turnover	1	€1,487	€1,462
Total operating costs	2	(1,433)	(1,395)

Operating profit	1	54	67
Finance costs	5	(8)	(6)
Finance income	5	1	1

Profit before taxation		47	62
Taxation	6	(14)	(11)

Profit after taxation		€33	€51

Attributable to:
Other Corus companies		€36	€52
Minority interests		(3)	(1)

		€33	€51

The charges set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Earnings per share information has not been presented as the Fabricator Group does not have a defined capital structure that is consistent across all of its constituent businesses.

Notes and related statements forming part of these combined financial statements appear on pages F-15 to F-44; Note 25 sets out the movements in the balance sheet net investment.

Fabricator Group

Combined Balance Sheet

(€ in millions)

At 31 December	Note	2005	2004
Non-current assets
Goodwill	8	€20	€20
Other intangible assets	9	7	8
Property, plant and equipment	10	461	444
Other non-current assets	20	27	—
Deferred tax assets	23	18	22

		533	494

Current assets
Inventories	11	291	261
Trade and other receivables	13	170	176
Current tax assets	12	1	9
Other financial assets	20	54	—
Cash and short term deposits	14	29	49

		545	495

TOTAL ASSETS		€1,078	€989

Current liabilities
Short term borrowings	16	€(23)	€(15)
Trade and other payables	15	(255)	(270)
Current tax liabilities	12	(36)	(23)
Other financial liabilities	20	(4)	—
Retirement benefit obligations	32	(3)	(4)
Short term provisions and other liabilities	22	(9)	(3)

		(330)	(315)

Non-current liabilities
Long-term borrowings	16	(14)	(21)
Deferred tax liabilities	23	(37)	(25)
Retirement benefit obligations	32	(112)	(89)
Provisions for liabilities and charges	22	(18)	(17)
Other non-current liabilities	20	(9)	—
Deferred income	24	(2)	(2)

		(192)	(154)

TOTAL LIABILITIES		(522)	(469)

NET ASSETS		€556	€520

Net investment
Investment attributable to other Corus companies	25	€184	€407
Loans from, and deposits with, other Corus companies	25	341	81
Net investment by other Corus companies	25	525	488
Minority interests	25	31	32

NET INVESTMENT		€556	€520

The capital structure set out above is not necessarily representative of the capital structure of the Fabricator Group under separate ownership.

Notes and related statements forming part of these combined financial statements appear on pages F-15 to F-44.

Approved by the Board of Corus Group plc and signed on its behalf by:

/s/ D.M. Lloyd

/s/ P. Varin

2 June 2006

Fabricator Group

Combined Statement of Recognised Income and Expense

(€ in millions)

For the year ended 31 December	2005	2004
Actuarial losses on defined benefit plans	€(19)	€(7)
Net movement on fair values of cash flow hedges	(25)	—
Deferred tax on items taken directly to reserves	14	(1)
Exchange movements on currency net investments:	14	(1)

Net expense recognised directly in balance sheet net investment	(16)	(9)
Profit after taxation	33	51

Total recognised income and expense for the period	17	42
Adoption of IAS 32 and IAS 39	47	—

	€64	€42

Total recognised income and expense for the period attributable to:
Other Corus companies	€65	€45
Minority interests	(1)	(3)

	€64	€42

Adoption of IAS 32 and IAS 39 attributable to:
Other Corus companies	€47
Minority interests	—

	€47

The recognised income and expense set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Notes and related statements forming part of these combined financial statements appear on pages F-15 to F-44.

Fabricator Group

Combined Cash Flow Statement

(€ in millions)

For the years ended 31 December	Note	2005	2004
Operating activities
Cash generated from operations	29	€88	€134
Interest paid		(7)	(6)
Taxation paid		7	(20)

Net cash flow from operating activities		€88	€108

Investing activities
Purchase of property, plant and equipment		€(54)	€(55)
Sale of property, plant and equipment		1	—
Purchase of other intangible assets		—	(1)
Sale of investment in subsidiary		—	9

Net cashflow from investing activities		€(53)	€(47)

Financing activities
New loans from other Corus companies		€250	€—
Financing investment in other Corus company		(250)	—
Other movements on loans from other Corus companies		10	(57)
Movement on short term deposits with other Corus companies		(1)	3

Cash flows related to net amounts attributable to other Corus companies		9	(54)
New loans		1	12
Repayment of borrowings		(12)	—
Dividends paid	7	(59)	—

Net cash flow from financing activities		€(61)	€(42)

(Decrease)/ Increase in cash and cash equivalents		(26)	19
Cash and cash equivalents at beginning of period		37	19
Effect of foreign exchange rate changes		—	(1)

Cash and cash equivalents at end of period		€11	€37

Cash and cash equivalents consist of:
Cash and short term deposits	14	29	49

Bank overdrafts	16	(18)	(12)

		€11	€37

The cash flows set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Notes and related statements forming part of these combined financial statements appear on pages F-15 to F-44.

The cash flows above, for the current period, include additional equity investments of €250 million (and related loan funding from other Corus companies) made by companies of the Fabricator Group into certain subsidiaries that do not form part of the rolled products and extrusions businesses and are therefore not included in these combined financial statements. As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-6 such investments are eliminated against the ‘Net investment by other Corus companies’ when preparing the combined balance sheet.

Fabricator Group

Presentation of Combined Financial Statements and Accounting Policies

Introduction

These combined financial statements for the two years ended 31 December 2005 and 31 December 2004 are non-statutory in nature and present the combined balances and results of operations for those subsidiaries of Corus Group plc (‘Corus’) which form the Aluminium Rolled Products and Extrusions Businesses of Corus (collectively the ‘Fabricator Group’).

The combined financial statements have been specifically prepared in connection with the disposal by Corus of the Fabricator Group for the purposes of presenting, as far as practicable, the assets, liabilities, revenues and expenses of the Fabricator Group on a stand-alone basis. The combined financial statements are an aggregation of financial information from the individual companies that make up the Fabricator Group. The basis of preparation, combination and presentation of the combined financial statements of the Fabricator Group is more fully described under policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-6.

The Fabricator Group is not required to prepare audited consolidated financial statements. No such financial statements have been prepared prior to these combined financial statements. The financial information set out in the combined financial statements is based on a combination of certain financial information in the consolidation returns of the companies that comprise the Fabricator Group, for the years ended 31 December 2005 and 31 December 2004 (prepared solely for the purpose of producing the consolidated financial statements of Corus) after making such adjustments as were considered necessary by the directors of Corus and the management of the Aluminium Division of Corus.

The combined financial statements are not necessarily representative or indicative of the financial position, results of operations or cash flows that would have been obtained had the Fabricator Group operated independently or under separate ownership.

Statement of Responsibilities of the Directors of Corus and Management of the Aluminium Division of Corus

The following statement, which should be read in conjunction with the statement of auditors responsibilities set out in the independent auditors’ report, is made with a view to distinguishing the respective responsibilities of the directors of Corus, the management of the Aluminium Division of Corus, and of the auditors in relation to the combined financial statements.

In the context of preparing consolidated financial statements for Corus Group plc, the directors of Corus are responsible for:

•	Ensuring the maintenance of proper accounting records, which disclose with reasonable accuracy the financial position of Corus at any time from which financial statements can be prepared to comply with the Companies Act 1985 and Article 4 of the IAS regulation.

•	Preparing financial statements for each financial period, which give a true and fair view, in accordance with International Financial Reporting Standards, as adopted by the European Union, of the state of affairs of Corus as at the end of the financial period and of the profit for that period.

•	Taking such steps as are reasonably open to them to safeguard the assets of Corus and to prevent and detect fraud and other irregularities.

The directors of Corus consider that in preparing financial statements for Corus, including the Fabricator Group, they have used appropriate accounting policies, consistently applied and supported by reasonable and prudent judgements and estimates, and that all accounting standards which they consider to be applicable have been followed. The directors of Corus are required to prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The same responsibilities as described above apply to these combined financial statements, which are based on a combination of certain financial information included in the consolidation returns of the companies that comprise the Fabricator Group. These returns were prepared for the purpose of preparing the consolidated financial statements of Corus and were adjusted as the directors of Corus and the management of the Aluminium Division of Corus considered necessary.

I Basis of preparation

In preparing these combined financial statements the financial information for entities within the Fabricator Group, as at the relevant date, has been extracted from the Corus statutory reporting records and combined. This information was prepared under the accounting policies as adopted for statutory submissions to Corus, which complied with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU). IFRS as adopted by the EU differ in certain respects from IFRS as issued by the International Accounting Standards Board (IASB). However the combined financial information for the periods presented would be no different had the Fabricator Group applied IFRS as issued by the IASB. References to IFRS hereafter should be construed as references to IFRS as adopted by the EU.

The combined financial statements are not prepared under section 226 of the United Kingdom Companies Act 1985. They have been prepared under the historical cost convention as modified by the revaluation of financial assets and liabilities (including derivative instruments) at fair value through profit and loss and, in all material respects, in accordance with IFRS. The principal accounting policies are set out below. These policies have been consistently applied to all the periods presented except for those relating to the classification and measurement of financial instruments under IAS 32 ‘Financial Instruments: Disclosure and Presentation’ and IAS 39 ‘Financial Instruments: Recognition and Measurement’. The Fabricator Group has made use of the exemption available under IFRS 1 ‘First Time Adoption of International Financial Reporting Standards’ to only apply these two standards from 1 January 2005. The adoption of IAS 32 and IAS 39 as at 1 January 2005 principally resulted in the measurement of all derivative financial instruments at fair value, and the recognition of related deferred tax balances. At 1 January 2005 these changes resulted in an increase in net assets of €47 million.

A summary of significant differences arising from the application of United States generally accepted accounting principles (“US GAAP”) is set out in Note 36 ‘Summary of differences from US generally accepted accounting principles’ on pages F-40 to F-44.

As fully integrated businesses of Corus, the Fabricator Group does not prepare separate financial statements in accordance with IFRS in the normal course of operations. Accordingly, the combined financial statements have been derived by extracting certain assets, liabilities, revenues and expenses of the Fabricator Group from the assets, liabilities, revenues and expenses reflected in the accounting records of Corus.

The combined financial statements have been prepared for the purposes of presenting, as far as practicable, the financial position, results of operations and cash flows of the Fabricator Group on a stand-alone basis. The combined financial statements of the Fabricator Group reflect assets, liabilities, revenues and expenses directly attributable to the Fabricator Group as well as allocations deemed reasonable by the directors of Corus and the management of the Aluminium Division of Corus. Costs have been allocated to the Fabricator Group from Corus using various allocation methodologies, including, but not limited to, employee numbers and personnel costs, turnover and working capital. These allocation methodologies are discussed in greater detail below. Although it is not possible to estimate the actual costs that would have been incurred if the services performed by Corus had been purchased from independent third parties, the allocations are considered to be reasonable. However, the financial position, results of operations and cash flows of the Fabricator Group are not necessarily representative or indicative of those that would have been achieved had the Fabricator Group operated autonomously or as an entity independent from Corus.

(a) Management fees

For each of the two years ended 31 December 2005 the financial statements include management fees, the cost recovery mechanism used by Corus to recover certain central management and other similar costs. An appropriate proportion of the remuneration of the key management personnel for the Fabricator Group, including their salaries and pension costs, is included in this management fee. These management fees have either been directly attributed to individual operations of the Fabricator Group or, for costs incurred centrally, allocated between the relevant Corus businesses and the Fabricator Group operations. Costs have principally been allocated on the basis of employee numbers and personnel costs, turnover and working capital balances.

(b) Pension and post retirement costs

For each of the two years ended 31 December 2005 the pension and post retirement costs included within the Fabricator Group are entirely related to the specific pension and post retirement benefit schemes of the Fabricator Group. No additional amounts have been allocated to the Fabricator Group as the vast majority of employees of the Fabricator Group are not members of other Corus schemes and therefore any allocation would not be material.

(c) Interest

For each of the two years ended 31 December 2005 the interest charge attributable to the Fabricator Group has been based on the interest charge incurred by individual operations on specific external borrowings or financing by Corus. No interest charge related to central borrowings held by other Corus companies has been allocated to the Fabricator Group. Details of borrowings held with other Corus companies are set out in Note 16.

(d) Taxation

During the period under review, the entities within the Fabricator Group did not legally operate within the structure reflected in these combined financial statements, and were not necessarily subject to specific taxation of their results. Therefore the tax position shown is not necessarily representative of the tax position of the Fabricator Group under separate ownership. For each of the two years ended 31 December 2005 the tax charge attributable to the Fabricator Group has been based on the tax charge attributable to the individual entity or group of Fabricator entities in the relevant individual tax jurisdictions, on a separate return basis. Tax liabilities that may arise from any separation from Corus tax groups of the operations of the Fabricator Group in specific countries have not been reflected in these combined financial statements.

(e) Dividends

The dividends recorded in the combined financial statements are an aggregation of the actual dividends recorded in the financial statements of the individual operations of the Fabricator Group. Dividend payments were made in the context of Corus as a whole.

(f) Goodwill

Goodwill recorded at a Corus level and attributable to the Fabricator Group has been recorded in these combined financial statements.

(g) Financial Instruments

The financial risk management policies of the Fabricator Group are set out in more detail in Note 19. Financial instruments to hedge currency and commodity risks are taken out with other Corus companies as the counter-parties. These financial instruments are legally contracted with other Corus companies and have been treated as external contracts of the Fabricator Group in these combined financial statements. Not all of those contracts taken out with other Corus companies have matching contracts being held externally to the wider Corus.

(h) Cash

A number of individual Fabricator Group operations participate in cash sweep arrangements operated by Corus under which cash balances are cleared regularly to a central account held by another Corus company. Amounts held on deposit with the Corus cash pool are shown as part of the ‘Net investment by other Corus companies’ in the balance sheet. For this reason the cash position shown is not necessarily representative of the cash position of the Fabricator Group under separate ownership.

(i) Net investment by other Corus companies

Because the Fabricator Group has not, in the past, formed a separate legal group or been structured with a single holding company as a separate legal group, the proportion of share capital and reserves of Corus attributable to the Fabricator Group have been shown in the balance sheet within the ‘Net investment by other Corus companies’. The Fabricator Group has a number of loans from, and deposits with, other Corus companies, and these balances have been shown on the balance sheet as part of ‘Loans from, and deposits with, other Corus companies’, and included as part of the Net investment as loan balances form part of the long-term financing arrangements of the Fabricator Group by Corus. In addition, the Fabricator Group has a number of short term current account balances with other Corus companies. These balances arise from trading transactions and the settlement of other items and have been aggregated on the balance sheet as part of ‘Amounts owed to other Corus companies’ within ‘Trade and other payables’.

II Basis of combination

The list of individual legal entities included within these financial statements, which together form the Aluminium Rolled Products and Extrusions Businesses of Corus, is provided in Note 35. In preparing these financial statements all intra-Fabricator Group transactions, balances, income and expenses are eliminated on combination, including unrealised profits on such transactions. As at 31 December 2005 some of the investments held by the companies within the Fabricator Group related to investments in shares in subsidiaries of other Corus companies that are not part of these combined financial statements. In preparing the combined financial statements all investments in subsidiaries or related companies, whether part of the Fabricator Group or the wider Corus have been eliminated against the ‘Net investment by other Corus companies’.

III Use of estimates and critical accounting judgements

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the:

(i) reported amounts of assets and liabilities;

(ii) disclosure of contingent assets and liabilities at the date of the financial statements; and

(iii) reported amounts of income and expense during the reporting period.

Actual results could differ from those estimates. The most significant techniques for estimation are described in the accounting policies or in the notes below.

Critical accounting judgements and the key sources of estimation uncertainty in applying accounting policies for these combined financial statements arise in relation to property, plant and equipment, current asset provisions, deferred tax, retirement benefits, provisions created for redundancy, rationalisation and related costs and financial derivatives. The detailed accounting policies, including underlying judgements and methods of estimations, are discussed below. All of these key factors are considered at least annually.

IV Business combinations

On the acquisition of a subsidiary, fair values are attributed to the net assets acquired. Any excess of the fair value of consideration given over the fair values of the Fabricator Group’s share of the identifiable net assets acquired is treated as goodwill. If the fair value of the net assets acquired exceeds the fair value of consideration then these fair values are reassessed before taking the remainder as a credit to profit or loss in the period of acquisition.

Goodwill is recognised as an asset and, although it is not amortised, it is reviewed for impairment annually and whenever there is a possible indicator of impairment. Any impairment is recognised immediately in profit or loss and is not subsequently reversed. On disposal of a subsidiary any residual amount of goodwill is included in the determination of the profit or loss on disposal.

Goodwill arising on acquisitions before the date of transition to IFRS has been retained at the previous historic values, as no adjustment was required on transition. These have also been subject to impairment tests at that date and will continue to be, at least, annually.

V Turnover

Revenue from the sale of goods and rendered services is recognised when the significant risks and rewards of ownership have been transferred to the buyer, which is generally when they have accepted physical delivery and control of the goods and services. No revenue is recognised if there are significant uncertainties regarding recovery of the amount due, associated costs or the possible return of goods.

Revenue is measured at the fair value of the consideration received or receivable and represents amounts due for goods and services provided in the normal course of business, net of discounts, VAT and other sales related taxes.

VI Provisions

Provisions for rationalisation and related measures, environmental remediation and legal claims are recognised when the Fabricator Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount can be reliably estimated. This involves a series of management judgments and estimates that are based on past experience of similar events and third party advice where applicable.

In particular, redundancy provisions are made where the plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been made at the balance sheet date. These provisions also include charges for any termination costs arising from enhancement of retirement or other post-employment benefits for those employees affected by these plans.

Provisions are also created for long-term benefits that depend on the length of service such as long service awards, disability benefits and long-term compensated absence such as sick leave. The amount recognised as a liability is the present value of benefit obligations at the balance sheet date, and all movements in the provision (including actuarial gains and losses or past service cost) are recognised immediately within profit and loss.

VII Research and development

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

Costs incurred on individual development projects are recognised as intangible assets from the date that all of the following conditions are met:

(i) completion of the development is technically feasible;

(ii) it is the intention to complete the intangible asset and use or sell it;

(iii) it is clear that the intangible asset will generate probable future economic benefits;

(iv) adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and

(v) it is possible to reliably measure the expenditure attributable to the intangible asset during its development.

Recognition of costs as an asset is stopped when the project is complete and available for its intended use, or if these criteria no longer apply. The approach to amortisation and impairment of other intangible assets is described in XVII.

Where development activities do not meet the conditions for recognition as an asset, any associated expenditure is treated as an expense in the period in which it is incurred.

VIII Government grants

Grants related to expenditure on property, plant and equipment are credited to profit and loss over the useful lives of qualifying assets. Total grants received less the amounts credited to profit and loss at the balance sheet date are included in the balance sheet as deferred income.

IX Insurance

Certain of the Fabricator Group’s insurances are handled by two Corus captive insurance companies, Crucible Insurance Company Limited and Hoogovens Verzekeringsmaatschappij N.V. Insurance premiums in respect of insurance placed with these captive companies and third parties are charged to the income statement in the period to which they relate.

X Retirement benefit costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Fabricator Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

For defined benefit retirement benefit schemes, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. The Fabricator Group has early adopted the amendment to IAS 19 ‘Employee Benefits’ (as issued in December 2004) to allow actuarial gains and losses to be recognised in retained earnings and presented in the statement of recognised income and expense. In applying IAS 19, in relation to retirement benefits costs, the current service cost, interest cost and expected return on plan assets have been treated as a net expense within employment costs.

Past service cost is recognised immediately to the extent that the benefits are already vested, and otherwise is amortised on a straight-line basis over the average period until the benefits become vested.

The retirement benefit obligation recognised in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognised past service cost, and as reduced by the fair value of scheme assets. Any asset resulting from this calculation is limited to unrecognised past service cost, plus the present value of available refunds and reductions in future contributions to the plan.

XI Financing items

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable. Interest expense, including that related to financing the construction of property, plant and equipment, is written off as incurred.

XII Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences. In contrast, deferred tax assets are only recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised (which, in particular, requires an assessment of the period over which taxable profits are more likely than not to arise to offset brought forward losses). Liabilities are not recognised for taxable temporary differences arising on investments in subsidiaries, where the Fabricator Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Both current and deferred tax items are calculated using the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. This means using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset to the extent that they relate to taxes levied by the same tax authority and they are in the same taxable entity, or a group of taxable entities where the tax losses of one entity are used to offset the taxable profits of another.

XIII Foreign currencies

Presentational currency

The individual financial statements of each Fabricator Group company are presented in the currency of the primary economic environment in which it operates (its presentational currency). For the purposes of the combined financial statements, the results and financial position of each Fabricator Group business are expressed in Euro (€).

Transactions and balances

Monetary assets and liabilities in foreign currencies are translated into Euro at the quoted rates of exchange ruling at each balance sheet date. Income statement items and cash flows are translated into Euro at the average rates for the financial period. In order to hedge its exposure to certain foreign exchange risks, the Fabricator Group enters into forward contracts and options (see note XIV below for details of the Fabricator Group’s accounting policies in respect of such derivative financial instruments).

Exchange differences on the retranslation of the opening net investment in foreign enterprises and the retranslation of profit or loss items from average to closing rate are recorded as movements in the balance sheet ‘Net investment’.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

XIV Financial instruments

Up to 31 December 2004

Forward contracts and commodity futures are used, where appropriate, to hedge the cash flow risk of contracted sales and purchase transactions. Net sales and purchases covered by these contracts or options were translated into Euro at contract rates. No account was taken of the potential but unrealised profits or losses on open forward contracts or options which were intended as a hedge against future contracted transactions; such profits and losses were accounted for so as to match the exchange or price differences arising on the underlying contracted transactions.

If a derivative instrument ceases to meet the criteria for deferral or settlement accounting, any subsequent gains or losses are recognised at that time in the income statement. If a transaction does not occur, the hedge is terminated and any gains or losses are recognised in profit and loss.

From 1 January 2005

Financial assets and financial liabilities are recognised in the Fabricator Group’s balance sheet when the Fabricator Group becomes a party to the contractual provisions of the instrument. The detailed accounting treatment for such items can differ, as described in the following sections:

(a) Trade receivables

Trade receivables, which are initially recorded at their fair value, do not carry any interest and are subsequently stated at their amortised cost, as reduced by appropriate allowances for any impairment.

(b) Financial liabilities and equity

Financial liabilities and equity instruments are classified according to the substance of the individual contractual arrangements.

(c) Bank borrowings

Interest-bearing bank loans (including those from other Corus companies) and overdrafts are initially recorded at their fair value which is generally the proceeds received, net of direct issue costs. These borrowings are subsequently stated at amortised cost.

(d) Trade payables

Trade payables, which are initially recorded at fair value, are not interest bearing and are subsequently stated at their amortised cost.

(e) Equity instruments

Equity instruments issued by the Fabricator Group are recorded at the proceeds received, net of direct issue costs.

(f) Derivative financial instruments and hedge accounting

In the ordinary course of business the Fabricator Group companies use certain derivative financial instruments to reduce business risks that arise from its exposure to foreign exchange and base metal prices. The instruments are confined principally to forward foreign exchange contracts, forward rate agreements, options and London Metal Exchange (LME) contracts (as held through independent subsidiaries of Corus on behalf of the Fabricator Group). The instruments are employed as hedges of transactions included in the financial statements or forecast for firm contractual commitments. These contracts do not generally extend beyond 12 months other than for certain long-term contracts principally in the rolled products business, which may extend up to four years.

Derivatives are accounted and measured at fair value from the date the derivative contract is taken out and subsequently measured at fair value. For forward currency and commodity contracts the fair values are determined based on market forward rates as at the balance sheet date.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in profit and loss. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or liability, amounts deferred in equity are recognised in profit and loss in the same period in which the hedged item affects profit or loss.

For an effective hedge of an exposure to changes in fair value, the hedged item is adjusted for changes attributable to the risk being hedged with the corresponding entry in profit or loss. Gains or losses from re-measuring the associated derivative are also recognised in profit or loss.

Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in profit and loss as they arise.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the period.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts and the host contracts are not carried at fair value with gains or losses reported in the income statement.

XV Patents, trademarks and software

Patents, trademarks and software are included in the balance sheet as intangible assets where they are clearly linked to long-term economic benefits for the Fabricator Group. In this case they are measured initially at purchase cost and then amortised on a straight-line basis over their estimated useful lives.

All other costs on patents, trademarks and software are expensed in profit and loss as incurred.

XVI Property, plant and equipment

Property, plant and equipment is recorded at original cost less accumulated depreciation and any recognised impairment loss, with the exception of land. Cost includes professional fees, and, for assets constructed by the Fabricator Group businesses, any related works to the extent that these are directly attributable to the acquisition or construction of the asset. Commissioning costs and interest attributable to expenditure on assets in the course of construction are written off to profit and loss as incurred. Assets in the course of construction are depreciated from the date on which they are ready for their intended use.

The gain or loss arising on disposal of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset, and is recognised in income.

Subsequent costs are included in the carrying value of an asset when it is probable that additional future economic benefits will flow to the Fabricator Group and the cost of the item can be measured reliably. All other repairs and renewals are charged to profit and loss as incurred.

XVII Depreciation, amortisation and impairment of property, plant and equipment and other intangible assets

Depreciation or amortisation is provided so as to write off, on a straight-line basis, the cost of property, plant and equipment and other intangible assets including those held under finance leases, but with the exception of land, to their residual value. These charges are commenced from the dates the assets are available for their intended use and are spread over their estimated useful economic lives or, in the case of leased assets, over the lease period if shorter. The estimated useful lives of assets are reviewed regularly and, when necessary, revised. Accelerated depreciation or amortisation is provided where an asset is expected to become obsolete before the end of its normal useful life or if events or changes in circumstances indicate that an impairment loss needs to be recognised, as discussed below. No further charges are provided in respect of assets that are fully written down but are still in use.

The estimated useful lives for the main categories of property, plant and equipment and other intangible assets:

Freehold and long leasehold buildings that house plant and other works buildings	25 years
Other freehold and long leasehold buildings	50 years
Plant and machinery:
Manufacturing equipment	maximum 20 years
IT hardware and software	maximum 8 years
Office equipment and furniture	10 years
Motor vehicles	4 years
Other	maximum 15 years
Patents and trademarks	4 years
Product and process development costs	5 years

At each balance sheet date, the Fabricator Group reviews the carrying amounts of its property, plant and equipment and other intangible assets to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset is reviewed in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Fabricator Group companies estimate the recoverable amount of the cash-generating unit to which the asset belongs. Other intangible assets with indefinite useful lives are tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate. The discount rate applied in the period of 9.5% was based upon the Corus long-term weighted average cost of capital with appropriate adjustments for the risks associated with the relevant units. If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately.

XVIII Leases

Assets held under finance leases are recognised as assets of the Fabricator Group at their deemed cost, being their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly against income over the period of the lease.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the term of the lease.

XIX Inventories

Inventories of raw materials are valued at the lower of cost and net realisable value. Cost is determined using the ‘first in first out’ method. Inventories of partly processed materials, finished products and stores are individually valued at the lower of cost and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Net realisable value is the price at which the inventories can be realised in the normal course of business after allowing for the cost of conversion from their existing state to a finished condition and for the cost of marketing, selling and distribution. Provisions are made to cover slow moving and obsolescent items based on historical experience of utilisation on a category-by-category basis.

XX Cash and cash equivalents

Cash and cash equivalents includes cash in hand, deposits held at call with banks (or other Corus companies), other short term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the balance sheet.

XXI Segmental reporting

The Fabricator Group is organised into a structure that comprises two main operating units: Rolled Products and Extrusions. This structure reflects the dominant source and nature of operational risks and returns and so is used as the primary format for segmental reporting.

Segment assets are operational assets used in normal day-to-day activities. They include attributable goodwill, intangible assets, property, plant and equipment, inventories and operational receivables. They do not include cash, short-term deposits, short-term investments, tax assets and other non-current financial assets. Segment liabilities are also those resulting from the normal activities of the businesses, excluding tax liabilities and indebtedness but including post retirement obligations where directly attributable to the segment. Net interest and investment income is managed centrally for the Fabricator Group as a whole and so is not directly attributable to individual businesses.

Geographical sectors are used as the secondary format for segmental reporting. Those areas separately disclosed represent the Fabricator Group’s most significant regional markets. Segment assets are operational assets employed in each region and include items such as tax and pension balances that are specific to a country. They also include attributable goodwill but exclude cash, short-term deposits and short-term investments. Segment liabilities are those arising within each region, excluding indebtedness. Net interest and investment income is managed centrally for the Fabricator Group as a whole and so is not directly attributable to individual geographical segments.

XXII IFRS transition exemptions and choices

IFRS 1 permits those companies adopting IFRS for the first time to take certain exemptions from the full requirements of IFRS in the transition period. The Fabricator Group companies took the following key exemptions:

a) Employee benefits: At the transition date for IAS 19, all cumulative actuarial gains and losses have been recognised in the balance sheet within pension assets or pension liabilities. Subsequently, actuarial gains and losses have been recognised immediately and taken to reserves through the statement of recognised income and expense.

b) The effect of changes in foreign exchange rates: Under IAS 21 ‘The Effects of Changes in Foreign Exchange Rates’, cumulative translation differences on the consolidation of subsidiaries are being accumulated for each individual subsidiary from the date of transition to IFRS and not from the original acquisition date.

c) Financial instruments: Financial instruments were designated as a financial asset or liability at fair value (with the fair values taken through profit and loss) or as available for sale on the adoption date of 1 January 2005, rather than at the date of initial recognition. IAS 32, IAS 39 and IFRS 4 ‘Insurance Contracts’ have not been applied to the comparative financial statements included in these combined financial statements. Financial instruments in 2004 are recorded on the pre-existing accounting basis of previous reporting of the Fabricator Group to Corus.

d) Business combinations: IFRS 3 ‘Business Combinations’ has been applied prospectively from the transition date to IFRS with no restatement of previous business combinations.

At the balance sheet date of these combined financial statements there were a number of international standards and interpretations that, although issued, were not yet effective or applied by the Fabricator Group. These were IFRS 6 ‘Exploration for and Evaluation of Mineral Resources’, IFRS 7 ‘Financial Instruments: Disclosures’ and the related amendments to IAS 1 ‘Presentation of Financial Statements’ on capital disclosures, IFRIC 4 ‘Determining whether an Arrangement contains a Lease’, IFRIC 5 ‘Right to Interests arising from Decommissioning, Restoration and Environmental Rehabilitation Funds’, IFRIC 6 ‘Liabilities Arising from Participating in a Specific Market – Waste Electrical and Electronic Equipment’, IFRIC 7 ‘Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies’, IFRIC 8 ‘Scope of IFRS 2’ and IFRIC 9 ‘Reassessment of Embedded Derivatives’. Changes arising from the adoption of these standards and interpretations in future periods are not expected to have a material impact on the combined financial statements of the Fabricator Group.

Fabricator Group

Notes to the Combined Financial Statements

1. Segmental analysis

1.1 Operating business analysis

2005 (Figures in € million, unless otherwise stated)	Rolled Products	Extrusions	Central & other	Eliminations	Total
Income statement key data
Gross turnover	€1,236	€317	€—	€(66)	€1,487
Inter-segment sales	(63)	(3)	—	66	—

Group turnover	€1,173	€314	€—	€—	€1,487

Depreciation (net of grants released)	€(42)	€(6)	€—	€—	€(48)
Amortisation	(1)	(1)	—	—	(2)
Operating profit/(loss) before restructuring, impairment and disposals	€70	€(2)	€—	€—	€68
Restructuring and impairment costs:
Redundancy and related costs	—	(7)	—	—	(7)
Impairment losses related to property, plant and equipment	—	(7)	—	—	(7)

Group operating profit/(loss)	70	(16)	—	—	54
Finance costs	—	—	(8)	—	(8)
Finance income	—	—	1	—	1
Taxation	—	—	(14)	—	(14)

Profit/(loss) after taxation	€70	€(16)	€(21)	€—	€33

Balance sheet key data
Goodwill	€19	€1	€—	€—	€20
Property, plant and equipment	410	51	—	—	461
Other segment assets	470	92	19	(13)	568

Total segment assets	€899	€144	€19	€(13)	€1,049

Cash at bank and in hand	€—	€—	€29	€—	€29
Total assets	€899	€144	€48	€(13)	€1,078
Total segment liabilities	(283)	(99)	(116)	13	(485)
Borrowings	—	—	(37)	—	(37)

Total liabilities	(283)	(99)	(153)	13	(522)

Net assets/(liabilities)	€616	€45	€(105)	€—	€556

Other information
Capital expenditure on property, plant and equipment	€49	€8	€—	€—	€57
Average weekly number of employees	3,200	1,500	—	—	4,700

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-6, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

2004 (Figures in € million, unless otherwise stated)	Rolled Products	Extrusions	Central & other	Eliminations	Total
Income statement key data
Gross turnover	€1,191	€332	€—	€(61)	€1,462
Inter-segment sales	(60)	(1)	—	61	—

Group turnover	€1,131	€331	€—	€—	€1,462

Depreciation (net of grants released)	€(37)	€(6)	€—	€—	€(43)
Amortisation	(1)	—	—	—	(1)
Operating profit/(loss) before restructuring, impairment and disposals	€64	€5	€(1)	€—	€68
Restructuring and impairment costs:
Redundancy and related costs	(1)	—	—	—	(1)
Impairment losses related to property, plant and equipment	—	—	—	—	—

Group operating profit/(loss)	63	5	(1)	—	67
Finance costs	—	—	(6)	—	(6)
Finance income	—	—	1	—	1
Taxation	—	—	(11)	—	(11)

Profit/(loss) after taxation	€63	€5	€(17)	€—	€51

Balance sheet key data
Goodwill	€19	€1	€—	€—	€20
Property, plant and equipment	389	55	—	—	444
Other segment assets	371	82	31	(8)	476

Total segment assets	€779	€138	€31	€(8)	€940

Cash at bank and in hand	€—	€—	€49	€—	€49
Total assets	€779	€138	€80	€(8)	€989
Total segment liabilities	(246)	(81)	(114)	8	(433)
Borrowings	—	—	(36)	—	(36)

Total liabilities	(246)	(81)	(150)	8	(469)

Net assets/(liabilities)	€533	€57	€(70)	€—	€520

Other information
Capital expenditure on property, plant and equipment	€52	€4	€—	€—	€56
Average weekly number of employees	3,200	1,500	—	—	4,700

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-6, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

1.2 Geographical analysis

2005 (Figures in € million, unless otherwise stated)	EU	Europe (excl. EU)	North America	Asia	Rest of the World	External net debt	Eliminations	Total
Income statement key data
By destination:
Group turnover	€995	€29	€306	€127	€30	€—	€—	€1,487

By location of Group entity:
Gross turnover	€1,373	€—	€294	€9	€—	€—	€(189)	€1,487
Inter-segment sales	(185)	—	(3)	(1)	—	—	189	—

Group turnover	€1,188	€—	€291	€8	€—	€—	€—	€1,487

Included above:
Turnover to other Corus companies	€48	€—	€—	€—	€—	€—	€—	€48

Depreciation (net of grants released)	€(40)	€—	€(7)	€(1)	€—	€—	€—	€(48)
Amortisation	(1)	—	(1)	—	—	—	—	(2)
Operating profit/(loss) before restructuring, impairment and disposals	€70	€—	€(1)	€(1)	€—	€—	€—	€68
Restructuring and impairments costs:
Redundancy and related costs	(7)	—	—	—	—	—	—	(7)
Impairment losses related to property, plant and equipment	(7)	—	—	—	—	—	—	(7)

Group operating profit/(loss)	€56	€—	€(1)	€(1)	€—	€—	€—	€54

Balance sheet key data
Goodwill	€16	€—	€4	€—	€—	€—	€—	€20
Property, plant and equipment	363	—	93	5	—	—	—	461
Other segment assets	493	—	89	9	—	—	(23)	568

Total segment assets	€872	€—	€186	€14	€—	€—	€(23)	€1,049

Cash at bank and in hand	€—	€—	€—	€—	€—	€29	€—	€29
Total assets	€872	€—	€186	€14	€—	€29	€(23)	€1,078
Total segment liabilities	(430)	—	(76)	(2)	—	—	23	(485)
Borrowings	—	—	—	—	—	(37)	—	(37)

Total liabilities	(430)	—	(76)	(2)	—	(37)	23	(522)

Net assets/(liabilities)	€442	€—	€110	€12	€—	€(8)	€—	€556

Other information
Capital expenditure on property, plant and equipment	€52	€4	€—	€1	€—	€—	€—	€57
Average weekly number of employees	3,900	—	700	100	—	—	—	4,700

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-6, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

2004 (Figures in € million, unless otherwise stated)	EU	Europe (excl. EU)	North America	Asia	Rest of the World	External net debt	Eliminations	Total
Income statement key data
By destination:
Group turnover	€1,026	€35	€263	€107	€31	€—	€—	€1,462

By location of Group entity:
Gross turnover	€1,363	€—	€222	€11	€—	€—	€(134)	€1,462
Inter-segment sales	(132)	—	(1)	(1)	—	—	134	—

Group turnover	€1,231	€—	€221	€10	€—	€—	€—	€1,462

Included above:
Turnover to other Corus companies	€42	€—	€—	€—	€—	€—	€—	€42

Depreciation (net of grants released)	€(36)	€—	€(6)	€(1)	€—	€—	€—	€(43)
Amortisation	(1)	—	—	—	—	—	—	(1)
Operating profit/(loss) before restructuring, impairment and disposals	€69	€—	€(1)	€—	€—	€—	€—	€68
Restructuring and impairments costs:
Redundancy and related costs	(1)	—	—	—	—	—	—	(1)
Impairment losses related to property, plant and equipment	—	—	—	—	—	—	—	—

Group operating profit/(loss)	€68	€—	€(1)	€—	€—	€—	€—	€67

Balance sheet key data
Goodwill	€16	€—	€4	€—	€—	€—	€—	€20
Property, plant and equipment	359	—	81	4	—	—	—	444
Other segment assets	409	—	79	8	—	—	(20)	476

Total segment assets	€784	€—	€164	€12	€—	€—	€(20)	€940

Cash at bank and in hand	€—	€—	€—	€—	€—	€49	€—	€49
Total assets	€784	€—	€164	€12	€—	€49	€(20)	€989
Total segment liabilities	(391)	—	(61)	(1)	—	—	20	(433)
Borrowings	—	—	—	—	—	(36)	—	(36)

Total liabilities	(391)	—	(61)	(1)	—	(36)	20	(469)

Net assets/(liabilities)	€393	€—	€103	€11	€—	€13	€—	€520

Other information
Capital expenditure on property, plant and equipment	€52	€4	€—	€—	€—	€—	€—	€56
Average weekly number of employees	3,900	—	700	100	—	—	—	4,700

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on F-6, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

2. Operating costs

	2005 € million	2004 € million
Costs by type:
Raw materials and consumables	€884	€847
Maintenance costs (excluding own labour)	48	56
Other external charges (including fuels and utilities, hire charges and carriage costs)	109	96
Employment costs (Note 4)	271	261
Depreciation and amortisation (net of grants released)	57	44
Other operating costs (including rents, rates, insurance and general expenses)	61	95
Changes in stock of finished goods and work in progress	3	(4)

	€1,433	€1,395

	2005 € million	2004 € million
Costs by function:
Cost of goods sold	€1,317	€1,288
Selling, general and administrative expenses	102	106
Restructuring and impairment costs (Note 3)	14	1

	€1,433	€1,395

	Operating costs before restructuring and impairment costs € million	Restructuring and impairment costs € million	Total € million
The above costs in the 12 months to 31 December 2005 include:
Raw materials and consumables	€884	€—	€884
Maintenance costs (excluding own labour)	48	—	48
Other external charges (including fuels and utilities, hire charges and carriage costs)	109	—	109
Employment costs (Note 4)	264	7	271
Depreciation and amortisation (Note 3)	50	7	57
Other operating costs (including rents, rates, insurance and general expenses)	61	—	61
Changes in stock of finished goods and work in progress	3	—	3

	€1,419	€14	€1,433

	2005 € million	2004 € million
The above costs are stated after including:
Amortisation of other intangible assets	€2	€1
Depreciation of owned assets	46	43
Impairment losses related to owned assets (see Note 3)	7	—
Depreciation of assets held under finance leases	2	—
Operating leases:
Plant and machinery	12	10
Leasehold property	2	3
Costs of research and development (gross)	12	12
Impairments against trade receivables	1	—

3. Restructuring and impairment costs

	2005 € million	2004 € million
Provision for restructuring and related measures:
Redundancy and related costs	€7	€1
Impairment losses related to property, plant and equipment	7	—

	€14	€1

4. Employees

	2005 € million	2004 € million
The total employment costs of all employees (including directors) in the Fabricator Group were:
Wages and salaries	€211	€208
Social security costs	46	46
Other pension costs (Note 32)	7	6
Redundancy and related costs	7	1

	€271	€261

Related average employee numbers are presented in Note 1

5. Financing items

	2005 € million	2004 € million
Interest expense
Bank and other borrowings	€(3)	€(2)
Borrowings from other Corus companies	(5)	(4)

Finance costs	(8)	(6)

Interest income:
Deposits with other Corus companies	1	1

Finance income	1	1

	€(7)	€(5)

6. Taxation

	2005 € million	2004 € million
Current tax	€12	€22
Deferred tax	2	(11)

	€14	€11

In addition to the total taxation charged to profit and loss, a tax charge of €14 million (2004: €1 million credit) has been recognised in equity in the year.

The total charge for the year can be reconciled to the accounting profit as follows:

	2005 € million	2004 € million
Profit on ordinary activities before tax	€47	€62

Profit on ordinary activities multiplied by the applicable tax rate of 36.1% (2004: 36.9%)	17	23
Effects of:
Adjustments to current tax in respect of prior periods	—	1
Recognition of tax losses not previously recognised	(4)	(14)
Current year tax losses not recognised	2	1

Other differences	(1)	—

	€14	€11

The applicable tax rate is the average tax rate weighted in proportion to the accounting profits earned in each geographical area.

7. Dividends

The Fabricator Group companies are subsidiaries of a series of different legal parent entities. During both years presented here a series of dividends have been declared and paid to these parents, in relation to a number of agreements and to aid the internal distribution of funds within Corus.

8. Goodwill

	2005 € million	2004 € million
Cost, and net book value, at beginning and end of period	€20	€20

Goodwill acquired in a business combination is allocated, at acquisition, to the cash generating units that are expected to benefit from that combination. The Fabricator Group tests goodwill annually for impairment, or more frequently if there are any indications that goodwill might be impaired. The recoverable amount of the goodwill is determined from value in use calculations. Key assumptions for the value in use calculations are those regarding expected changes to selling prices and direct costs during the period, as well as market growth rates and discount rates. Changes in selling prices and direct costs are based on past practices and expectations of future changes in the market. Growth rates are based on industry growth factors and discount rates reflect current market assessments of the time value of money. The Fabricator Group prepares cash flow forecasts for these calculations using the most recent approved financial budgets.

9. Other intangible assets

2005	Computer software € million	Patents and trademarks € million	Total € million
Cost at beginning of period	€10	€5	€15
Exchange rate movements	—	1	1

Cost at end of period	10	6	16

Amortisation at beginning of period	6	1	7
Charge for the period	1	1	2

Amortisation at end of the period	7	2	9

Net book value at end of the period	€3	€4	€7

2004	Computer software € million	Patents and trademarks € million	Total € million
Cost at beginning of period	€9	€5	€14
Additions	1	—	1

Cost at end of period	10	5	15

Amortisation at beginning of period	5	1	6
Charge for the period	1	—	1

Amortisation at end of the period	6	1	7

Net book value at end of the period	€4	€4	€8

10. Property, plant and equipment

2005	Land and buildings € million	Plant and machinery € million	Assets in course of construction € million	Total € million
Cost at beginning of period	€187	€945	€26	€1,158
Additions	4	32	21	57
Disposals	—	(16)	—	(16)
Exchange rate movements	3	18	1	22
Reclassification	—	24	(24)	—

Cost at end of period	194	1,003	24	1,221

Depreciation at beginning of period	75	639	—	714
Ordinary charge for the period	5	43	—	48
Impairment losses recognised in the period	2	5	—	7
Disposals	—	(15)	—	(15)
Exchange rate movements	1	5	—	6

Depreciation at end of period	83	677	—	760

Net book value at end of period	€111	€326	€24	€461

2004	Land and buildings € million	Plant and machinery € million	Assets in course of construction € million	Total € million
Cost at beginning of period	€183	€920	€3	€1,106
Additions	4	24	28	56
Disposals	—	(3)	—	(3)
Exchange rate movements	—	(1)	—	(1)
Reclassifications	—	5	(5)	—

Cost at end of period	187	945	26	1,158

Depreciation at beginning of period	71	603	—	674
Charge for the period	4	39	—	43
Disposals	—	(3)	—	(3)

Depreciation at end of period	75	639	—	714

Net book value at end of period	€112	€306	€26	€444

(i) Included above are fully depreciated assets with an original cost of €250 million (2004: €245 million) which are still in use.

	2005 € million	2004 € million
(ii) The net book value of land and buildings comprises:
Freehold	€111	€112

	111	112

Which may be further analysed as:
Owned assets	111	112

	111	112

(iii) The net book value of plant and machinery comprises:
Assets held under finance leases:
Cost	€4	€—
Accumulated depreciation	(1)	—

	3	—
Owned assets	323	306

	€326	€306

11. Inventories

	2005 € million	2004 € million
Raw materials and consumables	€102	€82
Work in progress	92	95

Finished goods and goods for resale	97	84

	€291	€261

The value of inventories above is stated after impairment for obsolescence and write downs to net realisable value of €2 million (2004: €2 million).

12. Current tax

2005	Assets € million	Liabilities € million
Current tax	€1	€(36)

	€1	€(36)

2004	Assets € million	Liabilities € million
Current tax	€9	€(23)

	€9	€(23)

13. Trade and other receivables

	2005 € million	2004 € million
Trade receivables	€155	€167
Less provision for impairment of receivables	(3)	(2)

	152	165
Amounts owed by other Corus companies	10	6
Other receivables	8	5

	€170	€176

14. Cash and short-term deposits

	2005 € million	2004 € million
Cash at bank and in hand	€29	€49

(i) The currency and interest exposure of cash and short-term deposits of the Fabricator Group is as follows:

	Cash at bank and in hand € million	Short term deposits € million	2005 Total € million	Cash at bank and in hand € million	Short term deposits € million	2004 Total € million
Euros	€7	€52	€59	€10	€51	€61
US Dollars	20	—	20	36	—	36
Other	2	—	2	3	—	3

	€29	€52	€81	€49	€51	€100

Floating interest rate	€29	€52	€81	€49	€51	€100

During each of the periods above cash earned interest at a floating rate based on Euribor or other official local rates.

Short-term deposits are highly liquid investments held on deposit with other Corus companies, and with a maturity of less than three months. As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-6 these deposits are shown within the balance sheet as part of the ‘Net investment by other Corus companies’. The weighted average interest rate for short term deposits was 4.2% (2004: 4.15%).

15. Trade and other payables

	2005 € million	2004 € million
Trade payables	€102	€100
Amounts owed to other Corus companies	51	47
Other taxation and social security	5	5
Dividends payable	37	59
Other payables	60	59

	€255	€270

Other creditors include amounts provided in respect of capital expenditure, insurances, holiday pay, other employment costs and sundry other items.

16. Borrowings

	2005 € million	2004 € million
Current:
Bank overdrafts	€18	€12
Other loans	4	3
Obligations under finance leases	1	—

	€23	€15

	2005 € million	2004 € million
Non current:
Bank and other loans	€11	€21
Obligations under finance leases	3	—

	€14	€21

(i) The currency and interest exposure of gross borrowings of the Fabricator Group is as follows:

	2005			2004
	Fixed rate borrowings € million	Floating rate borrowings € million	Total € million	Fixed rate borrowings € million	Floating rate borrowings € million	Total € million
Euros	€254	€134	€388	€1	€131	€132
Canadian dollars	32	5	37	32	—	32
Other	4	1	5	3	1	4

	€290	€140	€430	€36	€132	€168

Disclosed as:
Current borrowings			€23			€15
Non-current borrowings			14			21
Net investment by other Corus companies			393			132

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-6, loans from other Corus companies are shown within the balance sheet as part of the ‘Net investment by other Corus companies’.

	2005		2004
	Weighted average fixed interest rate %	Weighted average time for which rate is fixed Years	Weighted average fixed interest rate %	Weighted average time for which rate is fixed Years
Euros	3.6%	0.1	4.9%	3.4
Canadian dollars	6.1	0.7	5.3	1.9
Other	5.0	0.1	5.0	0.1

The majority of floating rate borrowings are borrowings from other Corus companies bearing interest rates based on Euribor or official local rates. These rates are fixed for periods of up to 12 months. The weighted average interest rate on short term borrowings was 3.5% (2004: 3.0%) and on long-term borrowings was 4.8% (2004: 4.6%).

(ii) The maturity of borrowings is as follows:

	2005 € million	2004 € million
In one year or less or on demand	€371	€102
Between one and two years	13	—
Between two and three years	1	21
Between three and four years	45	—
Between four and five years	—	45

	€430	€168

Amounts falling due within one year	€23	€15
Amounts falling due after more than one year	14	21
Net investment by other Corus companies	393	132

Amounts payable under finance leases are as follows:

	Minimum lease payments		Present value of minimum lease payment
	2005 € million	2004 € million	2005 € million	2004 € million
Not later than one year	€1	€—	€1	€—
Later than one year but not more than five	3	—	3	—

Present value of finance lease liabilities	€4	€—	€4	€—

(iii) External banking facilities are mainly arranged for the Fabricator Group by the ultimate parent company, Corus Group Plc. Such facilities could be drawn down and lent to the Fabricator Group, if required, through internal funding arrangements. The maturity of the majority of uncommitted borrowings for 2005 is greater than two years and is represented by the syndicated bank facility arranged by the ultimate parent company (€800 million). The maturity of undrawn committed borrowing facilities ultimately available to the Fabricator Group is as follows:

	2005 € million	2004 € million
In one year of less	€5	€204
Between one and two years	18	600
More than two years	800	4

	€823	€808

17. Other non-current liabilities

	2005 € million	2004 € million
Non-current financial liabilities (Note 20)	€9	€—

	€9	€—

18. Currency analysis of net assets

The Fabricator Group’s net assets by principal currencies at the end of the period are:

	2005				2004
	Operational net assets by presentational currency € million	Cash at bank and in hand € million	External borrowings € million	Net assets € million	Operational net assets by presentational currency € million	Cash at bank and in hand € million	External borrowings € million	Net assets € million
Euros	€447	€7	€(4)	€450	€397	€10	€(1)	€406
US Dollars	—	20	—	20	(4)	36	—	32
Canadian Dollars	105	—	(29)	76	103	—	(32)	71
Other	12	2	(4)	10	11	3	(3)	11

	€564	€29	€(37)	€556	€507	€49	€(36)	€520

19. Financial risk management objectives and policies

The major financial risks facing the Fabricator Group and the objectives and policies for holding financial instruments are discussed below. Notes 20 and 21 provide further details of the nominal and fair values of these instruments, as well as their disclosure in the combined financial statements.

(a) Foreign exchange risk management

Consistent with the parent group of Corus, the intention is that substantially all of the net currency transaction exposure within the Fabricator Group arising from contracted sales and purchases is covered by selling or purchasing foreign currency forward. These forward positions are arranged through, and therefore contracted with, the central treasury function of Corus. At 31 December 2005 the Fabricator Group held forward currency sales of principally US dollars amounting to €77 million, with a net fair value gain of €14 million, and forward currency purchases of principally US dollars amounting to €368 million, with a net fair value loss of €12 million. These amounts represented substantially 100% of the contracted transaction exposure in these currencies at 31 December 2005. Foreign exchange contracts do not generally extend beyond 12 months other than for certain long-term contracts principally in the rolled products businesses, which may extend up to four years. Following the adoption of IAS 32 and IAS 39 from 2 January 2005, the fair value of these contracts is now reflected in the Fabricator Group’s balance sheet.

(b) Commodity risk management

The Fabricator Group makes use of commodity futures contracts and options to manage its purchase price risk for certain commodities, predominately aluminium. These forward positions are arranged through, and therefore contracted with, the central commodity purchasing function of Corus. In particular forward purchases and sales of metal are made to reduce the potential volatility of operating results. Forward purchases of aluminium on the LME are ultimately made to match sales agreements to the extent possible in which the price of the aluminium element is wholly or partly fixed.

At 31 December 2005 the Fabricator Group had commodity purchases with a total notional value of €27 million and an equivalent fair value loss of €1 million, and commodity sales with a total notional value of €228 million and an equivalent fair value gain of €67 million. Following the adoption of IAS 32 and IAS 39 from 1 January 2005, the fair value of these contracts is now reflected in the Fabricator Group’s balance sheet.

(c) Interest rate risk management

Consistent with the parent group of Corus, the Fabricator Group’s financial structure is conservative and it is the intention for 50% to 70% of net debt to be at fixed rates, principally achieved by fixed rate internal borrowings. As at 31 December 2005, 67% of all debt had fixed interest rates.

(d) Credit/counter party risk

Cash deposits, trade receivables and other financial instruments give rise to credit risk for the Fabricator Group arising from the amounts and obligations due from counter-parties.

The credit risk of short-term deposits is managed by limiting the aggregate amount and duration of exposure to any one counter-party, depending on its credit rating and other credit information, and by regular reviews of these ratings. The possibility of material loss arising in the event of non-performance is considered unlikely.

Trade receivables are, where appropriate, subject to a credit insurance programme, and regular reviews are undertaken of exposures to key customers and where known risks have arisen or still persist. Any impairment to the recoverability of receivables is reflected in the income statement on a regular basis.

Credit risk also arises from the possible failure of counter-parties to meet their obligations under currency and commodity hedging instruments. However ultimate counter-parties are established banks and financial institutions with high credit ratings and Corus, on behalf of the Fabricator Group, continually monitors each institutions credit quality and limits as a matter of policy the amount of credit exposure to any one of them. The Fabricator Group’s theoretical risk is the cost of replacement at current market prices of these transactions in the event of default by counter-parties. The Fabricator Group believes that the risk of incurring such losses is remote. Underlying principal amounts are not at risk.

In the normal course of business, the Fabricator Group also faces risks that are non-financial or non-quantifiable. Such risks principally include country risk and legal risk.

20. Derivative financial instruments

The Fabricator Group utilises currency and commodity derivatives to hedge significant future transactions and cash flows. In addition, certain of the Fabricator Group’s other operating contracts may contain embedded derivatives that are required to be accounted for separately. These items give rise to the following fair values that have been recognised in the balance sheet:

	Assets € million	Liabilities € million
At end of the period
Non-current:
Commodity contracts	€25	€—
Foreign currency contracts	2	(9)
	27	(9)

Current:
Commodity contracts	42	(1)
Foreign currency contracts	12	(3)

	54	(4)

	€81	€(13)

	Assets € million	Liabilities € million
On adoption of IAS 32 and IAS 39
Non-current:
Commodity contracts	€11	€—
Foreign currency contracts	12	—

	23	—

Current:
Commodity contracts	31	—
Foreign currency contracts	32	(11)

	63	(11)

	€86	€(11)

2005 € million
The net fair value of derivative financial instruments that were designated as cash flow hedges at the balance sheet date were:
Commodity contracts	€(29)
Foreign currency contracts	(21)
The following amounts have been transferred to profit and loss and inventories in respect of contracts maturing or arising in the period:
Commodity contracts	(37)
Foreign currency contracts	19

At the balance sheet date the notional amount of outstanding foreign currency and commodity contracts that the Fabricator Group has committed to are as follows:

	2005 € million	2004 € million
Commodity contracts	€255	€286
Foreign currency contracts	445	285

21. Fair values of non derivative financial assets and financial liabilities

The major financial risks facing the Fabricator Group and the objectives and policies for holding financial instruments are discussed in Note 19. Short-term debtors and creditors have been excluded from all financial instruments disclosures.

	2005		2004
	Book value € million	Fair value € million	Book value € million	Fair value € million
Financial assets:
Trade and other receivables (Note 13)	€170	€170	€176	€176
Cash at bank and in hand (Note 14)	29	29	49	49
Deposits with other Corus companies (Note 31)	52	52	51	51
Financial liabilities:
Current external borrowings (i) (Note 16)	(23)	(23)	(15)	(15)
Trade and other payables (Note 15)	(255)	(255)	(270)	(270)
Non-current external borrowings (iii) (Note 16)	(14)	(14)	(21)	(21)
Loans from other Corus companies (Note 31)	(393)	(393)	(132)	(132)

	€(434)	€(434)	€(162)	€(162)

The following notes summarise the principal methods and assumptions that are used in estimating the fair values of non derivative financial instruments.

(i) The fair values of cash, short term deposits and short term borrowings approximate to their book values due to their short term nature.

(ii) For those loans bearing a floating rate of interest it is deemed that the carrying amount approximates to the fair value. For those bearing a fixed rate of interest, unless there is a significant difference between the fixed rate and the rate at which the Fabricator Group could make a similar loan in current conditions, it is deemed the carrying amount approximates to the fair value.

(iii) €140 million (2004: €132 million) of borrowings are with variable rate terms, for which the carrying amount approximates to fair value because of the frequency of re-pricing at market value. The remaining €290 million (2004: €36 million) of borrowings are fixed. For these, fair values are based on quoted market values where appropriate, or are estimated by discounting future cash flows using rates currently available to the Fabricator Group for borrowings with similar terms.

22. Provisions for liabilities and charges

	Rationalisation costs € million	Environmental provisions € million	Employee benefits € million	Other € million	Total 2005 € million	Total 2004 € million
At beginning of period	€7	€1	€5	€7	€20	€23
Charges to profit and loss	7	—	1	—	8	2
Transfers in	—	—	1	—	1	—
Utilised during the period	(2)	—	—	—	(2)	(5)

At end of period	€12	€1	€7	€7	€27	€20

Analysed as:
Current liabilities	€8	€—	€1	—	€9	€3
Non-current liabilities	4	1	6	7	18	17

(i) Rationalisation costs include redundancy provisions as follows:

	By value		Related employee numbers
	2005 € million	2004 € million	2005 No.	2004 No.
At beginning of period	€5	€7	99	162
Charge to profit and loss	7	1	116	—
Transfers in/(out)	—	—	—	(17)
Utilised during the period	(1)	(3)	(24)	(46)

At end of period	€11	€5	191	99

	2005 € million	2004 € million
Other rationalisation costs arise as follows:
Pension and other charges associated with redundancies	€1	€2

	€1	€2

Although the precise timing in respect of rationalisation provisions including redundancy is not known, the majority is expected to be incurred within two years.

(ii) The timing of any potential expenditure for environmental provisions is uncertain.

(iii) Provisions for employee benefits include long-term benefits such as long service and sabbatical leave, disability benefits and sick leave. All items are subject to independent actuarial assessments. (iv) Other provisions include €2 million (2004: €2 million) for long service awards for those employees who attain a working career of at least 25 continuous years. It also includes €5 million (2004: €5 million) for pending legal disputes.

23. Deferred tax

The following is the analysis of the deferred tax balances for balance sheet purposes:

	2005 € million	2004 € million
Deferred tax assets	€18	€22
Deferred tax liabilities	(37)	(25)

	€(19)	€(3)

The following are the major deferred tax assets and liabilities recognised by the Fabricator Group and the movements thereon, during the current and prior period.

2005	Accelerated tax depreciation € million	Losses € million	Pension € million	Other € million	Total € million
At beginning of period	€(48)	€41	€6	€(2)	€(3)
Credited/(charged) to profit and loss	3	5	—	(10)	(2)
Credited/(charged) to equity	—	—	4	(18)	(14)

At end of period	€(45)	€46	€10	€(30)	€(19)

2004	Accelerated tax depreciation € million	Losses € million	Pension € million	Other € million	Total € million
At beginning of period	€(56)	€32	4	€5	€(15)
Credited/(charged) to profit and loss	8	9	1	(7)	11
Credited to equity	—	—	1	—	1

At end of period	€(48)	€41	€6	€(2)	€(3)

The deferred tax assets of €18 million (2004: €22 million) are recoverable against future forecast taxable profits that management consider to be more likely than not to occur. Deferred tax assets have not been recognised in respect of total tax losses of €41 million (2004: €39 million).

At the balance sheet date, the aggregate amount of temporary differences associated with undistributed earnings of subsidiaries for which deferred tax liabilities have not been recognised is €77 million (2004: €192 million). No liability has been recognised in respect of these differences because the Fabricator Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.

24. Deferred income

	Investment grants € million	Total 2005 € million	Total 2004 € million
Net book value at beginning and end of period	€2	€2	€2

25. Reconciliation of movements in Net investment

2005	Investment attributable to other Corus companies € million	Loans from, and deposits with, other Corus companies € million	Net investment by other Corus companies € million	Minority interests € million	Total € million
At beginning of period	€407	€81	€488	€32	€520
Adoption of IAS 32 and IAS 39	47	—	47	—	47

At beginning of period restated	454	81	535	32	567
Profit after taxation	36	—	36	(3)	33
Exchange translation differences on foreign currency net investments	8	1	9	5	14
Movements in investments in other Corus companies	(250)	250	—	—	—
Movement on deposits held with other Corus companies	—	(1)	(1)	—	(1)
Movement on other loans held with other Corus companies	—	10	10	—	10
Actuarial gains and losses on defined benefit plans	(16)	—	(16)	(3)	(19)
Net movement on cash flow hedges	(25)	—	(25)	—	(25)
Deferred tax on items taken directly to reserves	14	—	14	—	14
Dividends payable	(37)	—	(37)	—	(37)

At end of period	€184	€341	€525	€31	€556

During the current period additional equity investments of €250 million were made by companies of the Fabricator Group into certain subsidiaries that do not form part of the rolled products and extrusions businesses and are therefore not included in these combined financial statements. As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-6 such investments are eliminated against the net investment when preparing the combined balance sheet.

The €341 million of loans from, and deposits with, other Corus companies presented in the table above is analysed into its main components in Note 31.

The investment attributable to other Corus companies may be further analysed as follows:

2005	Hedging reserves € million	Translation reserves € million	Retained earnings € million	Investment attributable to other Corus companies € million
At beginning of period	€—	€(1)	€408	€407
Adoption of IAS 32 and IAS 39	47	—	—	47

At beginning of period restated	47	(1)	408	454
Profit after taxation	—	—	36	36
Exchange translation differences on foreign currency net investments	—	8	—	8
Movements in investments in other Corus companies	—	—	(250)	(250)
Actuarial gains and losses on defined benefit plans	—	—	(16)	(16)
Net movement on cash flow hedges	(25)	—	—	(25)
Deferred tax on items taken directly to reserves	9	—	5	14
Dividends payable	—	—	(37)	(37)

At end of period	€31	€7	€146	€184

2004	Investment attributable to other Corus companies € million	Loans from, and deposits with, other Corus companies € million	Net amounts attributable to Corus companies € million	Minority interests € million	Total € million
At beginning of period	€416	€135	€551	€35	€586
Profit after taxation	52	—	52	(1)	51
Exchange translation differences on foreign currency net investments	(1)	—	(1)	—	(1)
Movement on deposits held with other Corus companies	—	3	3	—	3
Movement on other loans held with other Corus companies	—	(57)	(57)	—	(57)
Actuarial gains and losses on defined benefit plans	(5)	—	(5)	(2)	(7)
Deferred tax on items taken directly to reserves	(1)	—	(1)	—	(1)
Dividends payable	(59)	—	(59)	—	(59)
Allocation of charges not invoiced	5	—	5	—	5

At end of period	€407	€81	€488	€32	€520

The €81 million of loans from, and deposits with, other Corus companies presented in the table above is analysed into its main components in Note 31.

The investment attributable to other Corus companies may be further analysed as follows:

2004	Hedging reserves € million	Translation reserves € million	Retained earnings € million	Investment attributable to other Corus companies € million
At beginning of period	€—	€—	€416	€416
Profit after taxation	—	—	52	52
Exchange translation differences on foreign currency net investments	—	(1)	—	(1)
Actuarial gains and losses on defined benefit plans	—	—	(5)	(5)
Deferred tax on items taken directly to reserves	—	—	(1)	(1)
Dividends payable	—	—	(59)	(59)
Allocation of charges not invoiced	—	—	5	5

At end of period	€—	€(1)	€408	€407

26. Future capital expenditure

	2005 € million	2004 € million
Contracted but not provided for	€29	€—
Authorised but contracts not yet placed	16	11

27. Operating leases

	2005 € million	2004 € million
Other leases (principally for plant and machinery) expiring:
Within one year	€—	€1
In years two to five	2	2

	€2	€3

Future minimum lease payments for the Fabricator Group at the end of the period are:
Not later than one year	€2	€3
Later than one year and not later than five	3	5

	€5	€8

28. Contingencies

	2005 € million	2004 € million
Guarantees given under trade agreements	€1	€1
Guarantees given for bank loans and overdrafts	8	7
Guarantees given for pension scheme execution	3	3

There are also contingent liabilities in the ordinary course of business in connection with the completion of contractual arrangements.

29. Reconciliation of cash generated from operations

	2005 € million	2004 € million
Profit after taxation	€33	€51
Adjustments for:
Tax	14	11
Interest income	(1)	(1)
Interest expense	8	6
Movements on derivatives	(18)	—
Other non cash items	1	5
Depreciation and amortisation including impairments (net of grants released)	57	44
Movement in pension prepayments and provisions	(3)	1
Movement in insurance and other provisions	3	—
Movement in inventories	(23)	(1)
Movement in receivables	12	(31)
Movement in payables	—	52
Rationalisation costs provided	7	1
Movement in rationalisation provisions	(2)	(4)

Net cash flow generated from operations	€88	€134

30. Reconciliation of net cash flow to movement in net debt

	2005 € million	2004 € million
Movement in cash and cash equivalents	€(26)	€19
Movement in debt	(248)	42

Change in net debt resulting from cash flows in period	(274)	61
Other non cash items	(4)	—
Exchange rate movements	(3)	(1)

Movement in net debt in period	(281)	60
Net debt at beginning of period	(68)	(128)

Net debt at end of period	€(349)	€(68)

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-6, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25). However, given their nature they have been included in the analysis of net debt above and in Note 31.

31. Analysis of net debt

	2003 € million	Cash flow € million	Exchange rate movements € million	Other non cash changes € million	2004 € million	Cash Flow € million	Exchange rate movements € million	Other non cash changes € million	2005 € million
Cash at bank and in hand	€30	€20	€(1)	€—	€49	€(23)	€3	€—	€29
Bank overdrafts	(11)	(1)	—	—	(12)	(3)	(3)	—	(18)

Cash and cash equivalents	19	19	(1)	—	37	(26)	—	—	11

Long-term borrowings	(10)	(11)	—	—	(21)	12	(2)		(11)
Other loans	(2)	(1)	—	—	(3)	(1)	—	—	(4)
Obligations under finance leases	—	—	—	—	—	—	—	(4)	(4)

External debt excluding bank overdrafts	(12)	(12)	—	—	(24)	11	(2)	(4)	(19)

Deposits with other Corus companies	54	(3)	—	—	51	1	—	—	52
Loan from other Corus companies	(189)	57	—	—	(132)	(260)	(1)	—	(393)

Loans from, and deposits with, other Corus companies	(135)	54	—	—	(81)	(259)	(1)	—	(341)

	€(128)	€61	€(1)	€—	€(68)	€(274)	€(3)	€(4)	€(349)

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-6, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

32. Pensions and post retirement benefits

Introduction

The Fabricator Group operates a number of defined benefit pension and post retirement schemes throughout the world, covering the majority of employees. Benefits offered by these schemes are largely based on final pay and years of service at retirement. With the exception of plans in Germany, the assets of these schemes are held in separately administered funds.

The principal pension schemes of the Fabricator Group are:

•	the aggregation of all schemes in Germany; and

•	the benefit arrangements in Corus LP (the ‘Canada’ scheme).

The Fabricator Group accounts for all pension and post retirement benefit arrangements using IAS 19 ‘Employee Benefits’, with independent actuaries being used to calculate the costs, assets and liabilities to be recognised in relation to these schemes. The present value of the defined benefit obligation, the current service cost and past service costs were calculated by these actuaries using the projected unit credit method.

However the ongoing funding arrangements of each scheme, in place to meet their long-term pension liabilities, are governed by the individual scheme documentation and national legislation. The accounting and disclosure requirements of IAS 19 do not effect these funding arrangements.

The Fabricator Group also participates in a number of defined contribution plans, on behalf of relevant personnel. Any expense recognised in relation to these schemes represents the value of contributions payable during the period by the Fabricator Group at rates specified by the rules of those plans. The only amounts included in the balance sheet are those relating to the prior month’s contribution that were not due to be paid until after the balance sheet date.

Actuarial assumptions

A range of assumptions must be used to determine these amounts and the values to be included can vary significantly with only small changes in these assumptions. Furthermore the actuarial assumptions used may vary according to the country in which the plans are situated.

Key assumptions applied at the balance sheet date were as follows:

2005	Germany %	Canada %	Other %
Salary growth	3.00%	3.25-3.50%	N/a
Pension increases	2.00	2.25-2.50	N/a
Discount rate	4.25	5.00-5.75	5.25%
Inflation	2.00	2.25-2.50	5.00
Expected return on plan assets:
Equities	N/a	8.40	N/a
Bonds	N/a	5.40	N/a
Property	N/a	N/a	N/a
Cash/Other	N/a	3.50	N/a

2004	Germany %	Canada %	Other %
Salary growth	3.00%	3.25-3.50%	N/a
Pension increases	2.00	2.25	N/a
Discount rate	5.00	5.75	6.00%
Inflation	2.00	2.25	5.00
Expected return on plan assets:
Equities	N/a	8.40	N/a
Bonds	N/a	5.40	N/a
Property	N/a	N/a	N/a
Cash/Other	N/a	3.50	N/a

The discount rate reflects the current rate of return on AA corporate bonds of equivalent currency and term to the scheme liabilities. Projected inflation rate liabilities and pension increases are long-term predictions based, mainly, on the yield gap between long-term index-linked and fixed interest gilts. The Fabricator Group establishes the projected rate of return on assets by developing a forward looking, long-term return assumption for each asset class, taking into account factors such as the expected real return for the specific asset class, respective yields and markets rates at the balance sheet date, and inflation. These returns are assumed to be net of investment expenses.

Demographic assumptions are set having regard to the latest trends in life expectancy, plan experience and other relevant data, including externally published actuarial information within each national jurisdiction. The assumptions are reviewed and updated as necessary as part of the periodic actuarial funding valuations of the individual pension and post retirement plans. The Heubeck 2005 G published biometric data is now being used for the schemes in Germany, which results in a life expectancy for today’s 60 year old male member of almost 83 years. Assumptions for all schemes include an allowance for continuing future improvements in life expectancy.

Income statement costs

Under IAS 19 costs in relation to pension and post retirement plans arise as follows:

•	The current service cost is the actuarially determined present value of the pension benefits earned by employees in the current period. No credit (debit) is reflected here for any surplus (deficit) in the scheme and so the cost is unrelated to whether, or how, the scheme is funded.

•	The expected return on assets is the actuarial forecast of total return (that is, income and gains) on the actual assets in the scheme. This is a long-term rate and is set at the beginning of the period.

•	The interest cost is the notional interest cost arising from unwinding the discount on the scheme liabilities, based on the discount rate (that is, appropriate bond rate) at the beginning of the period.

These items are treated as a net operating cost within employee remuneration in the income statement.

Variations from expected costs, arising from the experience of the plans or changes in actuarial assumptions are recognised immediately in the statement of recognised income and expense. Examples are differences between the estimated return on scheme assets (credited to profit and loss) and the actual return, the remeasurement of scheme liabilities to reflect changes in discount rates, changes in demographic assumptions such as using updated mortality tables, or the effect of more employees leaving service than forecast.

Income statement pension costs arose as follows:

2005	Germany € million	Canada € million	Other € million	Total € million
Current service cost	€2	€1	€—	€3
Interest cost	3	5	—	8
Expected return on plan assets	—	(4)	—	(4)

Defined benefit schemes	5	2	—	7

Total charge for the period (Note 4)	€5	€2	€—	€7

2004	Germany € million	Canada € million	Other € million	Total € million
Current service cost	€1	€1	€—	€2
Interest cost	4	4	—	8
Expected return on plan assets	—	(4)	—	(4)

Defined benefit schemes	5	1	—	6

Total charge for the period (Note 4)	€5	€1	€—	€6

Balance sheet measurement

In determining the amounts to be recognised in the balance sheet the following approach has been adopted:

•	Pension scheme assets are measured at fair value (for example for quoted securities this is the mid-market value on the relevant public exchange).

•	Pension liabilities include future benefits for pensioners and deferred pensioners, and accrued benefits for members in service taking into account projected earnings. The pension liabilities are discounted at the current rate of return on AA rated corporate bonds of equivalent currency and term to the pension liability.

Amounts recognised in the balance sheet arose as follows:

2005	Germany € million	Canada € million	Other € million	Total € million
Fair value of plan assets at end of period	€—	€78	€—	€78
Present value of obligation at end of period	(83)	(109)	(1)	(193)

Defined benefit liability at end of period	€(83)	€(31)	€(1)	€(115)

Disclosed as:
Defined benefit liability – current	€(3)	€—	€—	€(3)
Defined benefit liability- non-current	(80)	(31)	(1)	(112)

Arising from:
Funded schemes	€—	€(31)	€—	€(31)
Unfunded schemes	(83)	—	(1)	(84)

2004	Germany € million	Canada € million	Other € million	Total € million
Fair value of plan assets at end of period	€—	€58	€—	€58
Present value of obligation at end of period	(70)	(80)	(1)	(151)

Defined benefit liability at end of period	€(70)	€(22)	€(1)	€(93)

Disclosed as:
Defined benefit liability - current	€(4)	€—	€—	€(4)
Defined benefit liability - non-current	(66)	(22)	(1)	(89)

Arising from:
Funded schemes	€—	€(22)	€—	€(22)
Unfunded schemes	(70)	—	(1)	(71)

The actual return on plan assets for the above schemes was €7 million (2004: €5 million). Included above are post-retirement medical and similar net obligations of €7 million (2004: €6 million). Of the total plan assets 63% (2004: 63%) was invested in equities, 33% (2004: 33%) was invested in bonds and 4% (2004: 4%) was invested in cash or other investments.

Movements in the plan assets and benefit obligations during the period arose as follows:

2005	Germany € million	Canada € million	Other € million	Total € million
Plan assets
Fair value at start of period	€—	€58	€—	€58
Expected return on plan assets	—	4	—	4
Employer contributions	3	6	—	9
Employee contributions	—	1	—	1
Benefit paid	(3)	(5)	—	(8)
Actuarial gain on plan assets	—	3	—	3
Exchange rate movements	—	11	—	11

Fair value at end of period	€—	€78	€—	€78
Benefit obligations
Benefit obligations at start of period	70	80	1	151
Current service cost	2	1	—	3
Interest cost	3	5	—	8
Employee contributions	—	1	—	1
Benefits paid	(3)	(5)	—	(8)
Actuarial loss on benefit obligation	11	11	—	22
Exchange rate movements	—	16	—	16

Benefit obligations at end of period	€83	€109	€1	€193

2004	Germany € million	Canada € million	Other € million	Total € million
Plan assets
Fair value at start of period	€—	€53	€—	€53
Expected return on plan assets	—	4	—	4
Employer contributions	2	3	—	5
Employee contributions	—	1	—	1
Benefit paid	(2)	(5)	—	(7)
Actuarial gain on plan assets	—	1	—	1
Exchange rate movements	—	1	—	1

Fair value at end of period	€—	€58	€—	€58

Benefit obligations
Benefit obligations at start of period	63	73	1	137
Current service cost	1	1	—	2
Interest cost	4	4	—	8
Employee contributions	—	1	—	1
Benefits paid	(2)	(5)	—	(7)
Actuarial loss on benefit obligation	4	4	—	8
Exchange rate movements	—	2	—	2

Benefit obligations at end of period	€70	€80	€1	€151

The history of actuarial gains and losses is as follows:

	2005	2004
Experience adjustments on scheme assets:
Amount (€ million)	€3	€1
Percentage of scheme assets (%)	4%	2%

Experience adjustments on scheme liabilities:
Amount (€ million)	€22	€8
Percentage of scheme liabilities (%)	11%	5%

In accordance with the transitional provisions for the amendments to IAS 19 in December 2004, the disclosures above are only determined prospectively, from the 2004 reporting period onwards.

33. Related party transactions

The Fabricator Group companies have arm’s length trading relationships, based on normal commercial market terms, with other Corus companies. Turnover to other Corus companies, which consist of (semi-) finished products amounted to €48 million (2004: €42 million). Whereas purchases from other Corus companies, mainly of aluminium billets and ingots, amounted to €494 million (2004: €447 million). To the extent that they are still outstanding at the balance sheet date, all receivable and payable balances arising from these trading activities with other Corus companies are presented in Notes 13 and 15, respectively.

As described in Note 19, the Fabricator Group also contracts forward currency and commodity derivative positions with central Corus functions, as part of its approach to the management of currency and price risk. The nominal and fair values of these contracts as at 31 December 2005 are disclosed in Note 20. In addition the Fabricator Group receives research and development support from the Corus Research, Development & Technology businesses, with associated costs for the Fabricator Group being disclosed in Note 2.

The Fabricator Group companies also have loan relationships with other Corus companies. The balances outstanding at 31 December 2005 are disclosed in Note 16. Interest and other conditions of the loans are in line with normal market conditions.

The Fabricator Group companies also benefit from the functional support of corporate activities undertaken at the ultimate parent group level. These include activities such as commercial coordination, supplies and purchasing support, human resources, legal services, corporate relations and finance related functions such as corporate finance, internal audit and reporting and control. Recharges of these centrally borne costs are undertaken each year and for 2005 amounted to €6 million (2004: €12 million). These costs also include an allocation of the remuneration of the most senior management personnel of these businesses, who operate on behalf of the entire Aluminium Division of Corus.

34. Post balance sheet events

(i) On 16 March 2006 Corus announced that it had signed a letter of intent for Aleris International Inc. to acquire Corus’ downstream Aluminium rolled products and extrusions businesses for a gross consideration of €826 million. The smelting operations will remain within Corus and it is the intention that they will supply Aleris under a long-term supply agreement. It is also the intention that Corus and Aleris will enter into an agreement related to research, development and technology.

Internal consultation and advice processes related to the transaction have commenced. The proposed sale will also be subject to external regulatory clearances from the European Commission and the other regulatory authorities in different jurisdictions, including the US. It is intended than a Sale and Purchase Agreement will be entered into upon successful completion of these processes.

(ii) On 24 May 2006, following the completion of internal consultation and advice processes related to the transaction, Corus and Aleris confirmed that they had entered into a definitive Share Purchase Agreement. The transaction remains subject to certain external regulatory clearances. Completion is anticipated in the third quarter of 2006.

The net cash proceeds, after deducting pension liabilities but excluding minority interests and net debt, would be approximately €728 million. The management teams of these businesses are expected to transfer to Aleris.

35. Main subsidiaries and investments

The list of subsidiary undertakings of Corus that form the Fabricator Group at 31 December 2005 is set out below. Country names are countries of incorporation. Undertakings operate principally in their country of incorporation unless otherwise stated.

Subsidiary undertakings

Aluminium rolling and extruding, further processing or related activities:

Austria

Corus Aluminium Verkauf GmbH

Belgium

Corus Aluminium NV

Corus Building Systems NV

Corus Service Centre NV

Canada

Corus LP (60% owned)

Corus Aluminium Inc (60% owned)

China

Corus Aluminium Extrusions Tianjin Co Limited

(61.09% owned)

Germany

Corus Aluminium GmbH

Corus Aluminium Profiltechnik Bonn GmbH

Corus Aluminium Profiltechnik Bitterfeld GmbH

Corus Aluminium Profiltechnik GmbH

Corus Aluminium Walzprodukte GmbH

Grundstücksverwaltungsgesellschaft Objekt Wallersheim GmbH

Duinlust Aluminium Bouw (DAB) BV & Co KG

BUG-Alutechnik GmbH

Italy

Corus Aluminium Rolled Products Srl

Japan

Corus Aluminium Japan Limited

Netherlands

Corus Hylite BV

Corus Aluminium Rolled Products BV

Portugal

Hoogovens Aluminium Portugal Lda

Spain

Corus Aluminium Espana SA

USA

Corus Aluminium Corp

Hoogovens Aluminium Europe Inc

36. Summary of differences from US generally accepted accounting principles

These combined financial statements have been prepared in accordance with IFRS as described on page F-5, which differs in certain respects from US Generally Accepted Accounting Principles (US GAAP). These differences relate principally to the items presented below, and the effect of each of the adjustments to profit for the financial period and the Net investment by other Corus companies, that would be required under US GAAP, is set out in the following tables.

	2005 € million	2004 € million
Profit for financial period:
Profit attributable to other Corus companies – As reported	€36	€52
Adjustments:
Interest costs capitalised (ii)	1	2
Depreciation of capitalised interest (ii)	(2)	(2)
Pensions and other employee benefits (iii)	(1)	(1)
Deferred taxation (iv)	12	(18)
Derivatives (v)	(25)	21
Restructuring costs (vi)	2	—

Profit attributable to other Corus companies – US GAAP	€23	€54

	2005 € million	2004 € million
Net investment by other Corus companies
Net investment by other Corus companies – As reported	€525	€488
Adjustments:
Goodwill (i)	(5)	(5)
Interest costs capitalised (net of depreciation) (ii)	18	19
Pensions and other employee benefits (iii)	20	4
Deferred taxation (iv)	(24)	(52)
Derivatives (v)	—	75
Restructuring costs (vi)	2	—

Net investment by other Corus companies in accordance with US GAAP	€536	€529

Basis of preparation

The basis of preparation for these special purpose combined accounts is set out in “Presentation of special purpose combined accounts and accounting policies” on page F-6. The basis of preparation follows IFRS as adopted by the EU with the application of “push-down” accounting for the purposes of presenting the Fabricator Group on a stand-alone basis.

Combined statement of cash flows

Under both IFRS and US GAAP, cash flows are classified under operating activities, investing activities and financing activities. Under IFRS, cash is defined as cash in hand and investments with original maturities of three months or less, less overdrafts repayable on demand. Under US GAAP, cash and cash equivalents are defined as only being cash and investments with original maturities of three months or less.

Use of estimates

The preparation of financial statements to conform with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant techniques for estimation are discussed in the “Presentation of special purpose combined accounts and accounting policies” on pages F-5 to F-14.

(i) Goodwill

The Fabricator Group has exercised the option under IFRS 1 ‘First Time Adoption of International Financial Reporting Standards’ not to restate business combinations prior to the date of transition to IFRS. Prior to this goodwill on acquisitions was held as an intangible asset and amortised over its estimated useful economic life. Under IFRS the Fabricator Group applies IFRS 3 ‘Business Combinations’ in accounting for goodwill, which was adopted from 1 January 2004. Whereas for US GAAP purposes the Fabricator Group applies SFAS 142 ‘Goodwill and Other intangible Fixed Assets, which was adopted at 30 December 2001. Both of these standards have a similar approach. They do not allow the amortisation of goodwill and instead impairment reviews must be carried out at least annually to assess the recoverability of goodwill balances. However the different adoption dates of these respective standards gives rise to a reconciling item in calculating the ‘Net investment by other Corus companies’ under US GAAP.

Furthermore the Corus Aluminium Rolled Products and Extrusions Businesses were acquired by Corus as part of its acquisition of the Corus Nederland BV group. The fair value of shares offered as consideration during this acquisition was determined by reference to the market price of Corus’ shares on the date that the offer became unconditional, 6 October 1999. As the Fabricator Group has exercised the IFRS 1 exemption not to restate business combinations this purchase consideration has not been reassessed for IFRS purposes. Under US GAAP the fair value of these shares was based on the market price of the shares when the principal terms of the acquisition were announced, on 7 June 1999. The difference resulted in a lower purchase consideration for Corus Nederland BV, and hence the Fabricator Group, under US GAAP, which means the recognised capital issued and goodwill on the Fabricator Group acquisition is lower.

(ii) Capitalisation of interest costs

Under IFRS, the Fabricator Group has opted not to capitalise interest in its financial statements. However, for US GAAP reporting, the estimated amount of interest incurred in connection with the financing of expenditure for major capital projects is included within property, plant and equipment. This interest is then depreciated over the lives of the related assets.

(iii) Pension costs and other employee benefits

Under both IFRS and US GAAP pension costs are charged to earnings so as to reflect the provisions of future pension liabilities accrued by employees during the period, by reference to the respective pension scheme liability and the market value of underlying plan assets.

Under US GAAP surpluses or deficits arising where the actual performance of the scheme differs from previous actuarial assumptions are generally recognised in future periods. The Fabricator Group applies the 10% corridor test at the beginning of the year to determine whether amortisation of the gain or loss is necessary. Where the gain or loss exceeds 10% of the greater of the projected benefit obligation or the market related value of the scheme’s assets this is amortised through the income statement over the active participant’s average remaining service periods. In contrast, under IFRS the Fabricator Group has opted to recognise such actuarial gains and losses immediately within the combined statement of recognised income and expense.

In both 2005 and 2004, the Fabricator Group has recognised a minimum pension liability within the US GAAP ‘Net investment by other Corus companies’. US GAAP requires the employer to recognise an additional minimum pension liability to the extent that the accumulated benefit obligation exceeds the fair value of the plan assets and this shortfall is not covered by the pension liability already recorded in the balance sheet. This results in a charge to other comprehensive income equal to the minimum pension liability but adjusted to take account of an intangible asset that represents the unrecognised transition obligation.

(iv) Deferred taxation

Under IFRS a deferred tax asset is recognised in respect of deductible temporary differences to the extent that there are offsetting taxable temporary differences or it is probable that sufficient taxable profit will be available against which the temporary differences can be utilised. Under US GAAP a deferred tax asset is recognised in full but is then reduced by a valuation allowance if it is more likely than not that some, or all, of the deferred tax asset will not be realised.

Under both IFRS and US GAAP the likelihood that deferred tax assets can be recovered by utilisation against future taxable profits is assessed by consideration of all available evidence, both positive and negative, including historic levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies when prudent and feasible. The Fabricator Group has certain historical tax loss carry-forwards in Belgium. When evaluating the recoverability of this asset under US GAAP, the approach used to determine the weight of available evidence associated with recent historical losses differs from the IFRS approach. In particular more losses have been incurred than were envisaged when the asset was originally recognised. As a result the Group has not taken future projected profits into consideration under US GAAP.

In addition the reconciliation of IFRS to US GAAP includes the tax effect of the other US GAAP adjustments.

(v) Derivative instruments and hedging activities

The Fabricator Group enters into derivative arrangements to limit its exposure to interest rate, foreign exchange and commodity price risks.

On 1 January 2005 the Fabricator Group adopted IAS 32 and IAS 39 under IFRS on a prospective basis, requiring designation of hedging instruments and recognition of all derivative instruments at fair value on the balance sheet. The Fabricator Group’s economic hedging policies remain unchanged but the instruments are accounted for as described in ‘Presentation of combined financial statements and accounting policies’ on page F-11 (XIV(f)).

Under US GAAP, the Fabricator Group adopted SFAS 133 ‘Accounting for Derivative Instruments and Hedging Activities’, as amended by SFAS 137 and SFAS 138 and as interpreted by the Derivatives Implementation Group, with effect from 1 January 2001. SFAS 133 also requires all derivatives to be recognised as assets or liabilities in the balance sheet and those instruments to be measured at fair value.

Changes in fair value over the period are recorded in current earnings unless hedge accounting is obtained. SFAS 133 prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. Certain derivatives that are designated by the Fabricator Group as hedging instruments under IAS 39 are not designated as such under SFAS 133. Accordingly hedge accounting is not applied in respect of these arrangements. Hedges of net investment and the treatment of realised gains and losses are the same under US GAAP as under IFRS in both years, being taken to other comprehensive income.

(vi) Restructuring costs

Under IFRS restructuring costs are accounted for in accordance with IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’, and recognised where implementation of a formal plan has begun and has been communicated to those affected. Costs for items such as leased property, plant and equipment, which will no longer provide economic benefit to the Group, are provided for as part of the restructuring plan.

Under US GAAP one-time termination benefits are recognised where a detailed formal plan has been communicated to employees. Where employees are required to continue working until they are terminated to be eligible for the termination benefit and that period exceeds the minimum retention period, the cost is only recognised over the retention period. Termination benefits under a pre-existing benefit plan that vest during employment are recognised when such benefits become probable of being paid. Under US GAAP, other costs associated with a restructuring plan are recognised when the liability is incurred rather than at the date of the Fabricators Group’s commitment to an exit plan.

New US accounting standards

Recently issued accounting pronouncements implemented during the year

In March 2005, the Financial Accounting Standards Board (FASB) issued interpretation No. (FIN) 47, ‘Accounting for Conditional Asset Retirement Obligations’ an interpretation of FASB Statement No. 143 FIN 47 clarifies that SFAS 143, ‘Accounting for Asset Retirement Obligations’, requires that an entity recognise a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after 15 December 2005. The adoption of FIN 47 has not had a material impact on the Fabricator Group’s results of operations or financial position.

Recently issued accounting pronouncements not yet implemented

In November 2004, the FASB issued SFAS 151 ‘Inventory Costs’ to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognised as current period charges. In addition, SFAS 151 requires that the allocation of fixed production overheads to inventory values be based on the normal capacity of the production facilities. SFAS 151 is effective for costs incurred in respect of inventories for reporting periods beginning after 15 June 2005. The adoption of SFAS 151 is not expected to have a material effect on the results or net assets of the Fabricator Group.

In December 2004, the FASB issued SFAS 153 ‘Exchanges of Nonmonetary Assets, and amendment of APB Opinion No. 29’ which, for periods beginning after 15 June 2005, no longer allows the exemption included in APB Opinion No. 29 (APB 29) which permitted certain non-monetary exchanges of similar productive assets to be accounted for at book value with no gain or loss being recognised. Under SFAS 153 such non-monetary transactions have to be accounted for at fair value, recognising any gain or loss, if the transaction meets a commercial substance criterion and the fair value is determinable. SFAS 153 did not affect the guidance in APB 29 for non-monetary exchanges of inventory. The adoption of SFAS 153 is not expected to have a material effect on the results or net assets of the Fabricator Group.

In December 2004, the FASB issued SFAS 123(R) ‘Share-Based Payment’, which is a revision of SFAS 123 ‘Accounting for Stock-Based Compensation’ and supersedes APB Opinion No. 25 ‘Accounting for Stock Issued to Employees’. Generally the valuation methods contained in SFAS 123(R) are similar to those in SFAS 123, but SFAS 123(R) requires all share-based payments to employees, including grants of employee share options, to be charged to the statement of income. Pro-forma disclosure is no longer an alternative. With limited exceptions, the amount charged to the statement of income for share options will be measured based on the grant date fair value of the option amortised over the period to the date of vesting of the award. SFAS 123(R) is effective for annual reporting periods beginning after 15 June 2005. The adoption of SFAS 123(R) is not expected to have a material effect on the results or net assets of the Fabricator Group.

In May 2005, the FASB issued SFAS 154 ‘Accounting Changes and Error Corrections’, which is effective for periods beginning after 15 December 2005. This statement replaces APB Opinion No. 20 ‘Accounting Changes’ (APB 20) and SFAS ‘Reporting Accounting Changes in Interim Financial Statements. APB 20 previously required that most voluntary changes in accounting principle be recognised by including, in net income of the period of the change, the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. The adoption of SFAS 154 is not expected to have a material effect on the results or net assets of the Fabricator Group.

In February 2006, the FASB issued SFAS 155 ‘Accounting for Certain Hybrid Financial Instruments’ an amendment of SFAS 133 and 140. SFAS 155 nullifies the guidance from the FASB’s Derivatives Implementation Group (DIG) in Issue D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, which deferred the application of the bifurcation requirements of SFAS 133 for certain beneficial interests. SFAS 155 provides a fair value measurement option for certain hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation and requires that beneficial interests in securitized financial assets be analysed to determine whether they are freestanding derivatives or whether they are hybrid instruments that contain embedded derivatives requiring bifurcation. SFAS 155 also provides clarification on specific points related to derivative accounting. SFAS 155 is effective for fiscal years beginning after 15 September 2006. The Fabricator Group does not currently expect SFAS 155 to have a material impact on its financial position, results of operations or cash flows.

In June 2005 EITF 05-05 ‘Accounting for Early Retirement or Post-employment Programs with Specific Features (Such As Terms Specified in Altersteilzeit Early Retirement arrangements)’ (EITF 05-05) was issued. EITF 05-05 provides specific guidance on how to account for such features and is effective for fiscal years beginning after 15 December 2005. The Fabricator Group is currently assessing the impact of this consensus.